Exhibit 99.1

PRESS RELEASE

Contact:

Joel A. Fernandes
Threshold Pharmaceuticals, Inc.

650.474.8273

IR@thresholdpharm.com

Threshold Pharmaceuticals Earns $20 million Milestone Payment from Merck KGaA for Positive Results from Phase 2 Trial of TH-302 in Pancreatic Cancer

SOUTH SAN FRANCISCO, CA -- (MARKET WIRE) – April 11, 2012 -- Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced it has earned a $20 million milestone payment from Merck KGaA, Darmstadt, Germany, for achieving a statistically significant progression free survival benefit in its 214-patient randomized controlled Phase 2 clinical trial (“404 trial”) evaluating the efficacy and safety of two doses of TH-302, a hypoxia-targeted drug, in combination with gemcitabine compared to gemcitabine alone in patients with first-line advanced pancreatic cancer. The observed safety profile was consistent with previous studies of TH-302. These results were recently presented at the American Association of Cancer Research 2012 Annual Meeting in Chicago.

“The achievement of this milestone validates the encouraging results seen in our 404 trial,” said Barry Selick, Ph.D., CEO of Threshold. “We look forward to working in collaboration with Merck to rapidly determine next steps and move forward in this disease where few advances have been made.”

Under the terms of the agreement with Merck announced in early February, Threshold was entitled to an upfront payment of $25 million, which has now been received following the termination of the applicable waiting period under the Hart-Scott-Rodino Act.

About TH-302

TH-302 is a hypoxia-targeted drug that is thought to be activated under tumor hypoxic conditions, a hallmark of many cancer indications. Areas of low oxygen levels (hypoxia) within tissues are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 600 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. In February 2012, Threshold signed a global agreement with Merck KGaA, Darmstadt, Germany, to co-develop and commercialize TH-302.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302’s potential ability to treat cancers, planned clinical trials, and potential therapeutic uses and benefits of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether such trials confirm results from earlier trials and preclinical studies, potential side effects associated with TH-302, and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on March 15, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

 170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com